Exhibit 10.2

IRIDEX CORPORATION

AMENDED AND RESTATED SEVERANCE AND CHANGE OF CONTROL AGREEMENT

     This Amended and Restated Severance and Change of Control Agreement (the “Agreement”), effective as of April 29, 2005 (the “Effective Date”), is made and entered into by and between Larry Tannenbaum (the “Employee”) and IRIDEX Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

     Whereas, the Company and Employee previously entered into a Change of Control Agreement, effective as of May 19, 2003 (the “Prior Agreement”), pursuant to which the Company agreed to provide Employee with certain benefits in the event that Employee was terminated following a change of control.

     Whereas, Employee currently serves as the Company’s Chief Financial Officer and Senior Vice President, Finance and Administration.

     Whereas, it is expected that from time to time the Company will consider the possibility of a change of control or an adjustment to the composition of the executive officers of the Company and the Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

     Whereas, the Board believes that it is in the best interests of the Company and its stockholders to provide Employee with certain severance benefits upon Employee’s termination of employment without cause or upon a constructive termination, both (i) following a change of control or an adjustment to the composition of the executive officers of the Company and (ii) outside of the change of control context, in order to provide Employee with enhanced financial security and incentive to remain with the Company.

     Whereas, the Company and Employee wish to amend and restate the Prior Agreement in its entirety and to accept the rights created herein in lieu of the rights provided by the Prior Agreement.

     Now, Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the Company and Employee agree that the Prior Agreement is terminated and superseded in its entirety by this Agreement, and all parties agree as follows:

AGREEMENT

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee, which is intended to result in substantial personal enrichment of the Employee, (ii) the

Employee’s conviction of or plea of nolo contendere to a felony or a material violation of federal or state law by Employee that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) an intentional and reckless act by the Employee that constitutes misconduct or is injurious to the Company, or (iv) continued failure by the Employee to perform Employee’s duties and obligations to the Company at any time after there has been delivered to the Employee a written demand for performance from the Board of Directors or the Chief Executive Officer, which describes the basis for the Company’s belief that the Employee has not previously performed his duties or met his obligations as an Employee.

          (b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

               (i) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation or entity; provided, however, any merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation shall not be deemed a Change of Control;

               (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

               (iv) a change in the composition of the Board occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date immediately prior to the Change of Control, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; or

               (v) a change in the Company’s Chief Executive Officer as in effect as of the Effective Date.

          (c) Good Reason. “Good Reason” shall mean:

               (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, responsibilities or position with the Company or surviving entity following the Change of Control relative to the Employee’s duties, responsibilities or position with the Company in effect immediately prior to such reduction; provided, further, that in the event of a

Change of Control, if the Employee is not named the Chief Financial Officer of the parent company of the Successor or, if there is no such parent company, Chief Financial Officer of the Successor or does not continue as Chief Financial Officer of the Company in the event of a Change of Control as specified in Section 1(b)(ii), (iii) or (iv), then the Employee will be deemed to have terminated his employment with the Company for Good Reason; or

               (ii) without the Employee’s express written consent, a material reduction, of the facilities and perquisites available to the Employee immediately prior to the Change of Control; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event that (a) similar such reductions occur concurrently with and apply to the Company’s senior management, including the Company’s Chief Executive Officer and Vice Presidents or (b) Employee’s office space and location is reasonably comparable to that of other officers of the Company reporting directly to the Company’s Chief Executive Officer; or

               (iii) without the Employee’s express written consent, a reduction of the Employee’s base annual salary by fifteen percent (15%) or more as compared to the baseline equal to the Employee’s base annual salary in effect immediately prior to the Change of Control; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event similar such reductions occur concurrently and apply to the Company’s senior management, including the Company’s Chief Executive Officer and other Vice Presidents; or

               (iv) without the Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to the Change of Control with the result that the Employee’s overall benefits package is significantly reduced; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event similar such reductions occur concurrently and apply to the Company’s senior management, including the Company’s Chief Executive Officer and other Vice Presidents; or

               (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than twenty-five (25) miles from his current location; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event similar such relocation occurs concurrently with and applies to the Company’s senior management, including the Company’s Chief Executive Officer and other Vice Presidents; or

               (vi) any purported involuntary termination of the Employee by the Company which is not effected for Cause.

          (d) Public Disclosure. “Public Disclosure” shall mean any “public disclosure” that would satisfy the requirements of Rule 101(e) of Regulation FD under the Securities Exchange Act of 1934, as amended.

          (e) Successor. “Successor” shall mean any corporation or other entity that acquires all or substantially all of the assets or business of the Company, whether directly or indirectly and whether by purchase, lease, merger, reverse triangular merger, consolidation, liquidation or otherwise. For all purposes under this Agreement, the term “Company” shall include any Successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in Section 7(a) or which becomes bound by the terms of this Agreement by operation of law to all or substantially all of the Company’s business and/or assets.

          (f) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

     2. Term of Agreement. This Agreement shall be renewable upon the three year anniversary of the Effective Date; provided, however, that in the event that this entire Agreement is not renewed at such time, the provisions of Section 4(a)(ii), Section 4(a)(iii), and Section 4(b) shall terminate and the remaining provisions of this Agreement shall continue in full force and effect and shall terminate upon the date that all remaining obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on such date, which is prior to a Change of Control, that the Employee is no longer employed by the Company.

     3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law and that nothing in this Agreement shall affect in any manner whatsoever the right or power of the Employee or the Company, or any Successor, to terminate Employee’s employment, for any reason. This Agreement does not constitute an express or implied promise of continued employment for any reason. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, under law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

     4. Benefits.

          (a) Termination within the Change of Control Context. If the Employee’s employment with the Company is: (x) terminated either (1) as a result of an actual termination by the Company or its Successor other than for Cause or (2) Employee terminates his employment for Good Reason, and (y) (1) or (2) occur at any time either: (i) between the Public Disclosure of any event that would result in a Change of Control and either the occurrence of such event or the abandonment or cessation of such event; or (ii) between the occurrence of a Change of Control and the nine (9) month anniversary of such Change of Control, then, subject to Employee’s executing a separation agreement and release of claims in a form satisfactory to the Company (the “Separation Agreement”), Employee shall be entitled to receive the following benefits from the Company:

               (i) Vesting Acceleration. Fifty percent (50%) of the unvested shares subject to all of Employee’s options to purchase shares of Company common stock (the “Options”) outstanding on the date of such termination, whether granted on, before or after the date of this Agreement, and fifty percent (50%) of any of Employee’s shares of Company common stock subject to a Company repurchase right upon Employee’s termination of employment for any reason (the “Restricted Stock”) whether acquired by Employee on, before or after the date of this Agreement, will immediately vest upon such termination. To the extent not expressly amended hereby, the terms and provisions otherwise applicable to such Options and Restricted Stock shall remain in full force and effect.

               (ii) Cash Severance Payment. Employee will be paid continuing payments of severance pay in an aggregate amount equal to the amount of base salary Employee would have been paid at Employee’s base salary rate, as then in effect, had Employee continued his employment with the Company through the eighteen (18) month anniversary of such termination (the “Change of Control Severance Payment Period”), and such aggregate amount will be paid ratably on a periodic basis through March 15 of the calendar year following the year of employment termination in accordance with the Company’s normal payroll policies; provided, however, that if during the Change of Control Severance Payment Period Employee breaches the provisions of the Separation Agreement, all payments pursuant to this subsection will immediately cease.

               (iii) Continued Employee Benefits. Employee will receive Company-paid coverage during the Change of Control Severance Payment Period for Employee and Employee’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during the Change of Control Severance Payment Period Employee breaches the provisions of the Separation Agreement, all Company-paid coverage pursuant to this subsection will immediately cease.

               (iv) Other Benefits. Employee will (a) receive his earned but unpaid base salary through the date of termination of employment, (b) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (c) be entitled to any other compensation or benefits from the Company to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

               (v) Consulting Agreement. In the event that Employee’s employment with the Company is terminated such that Employee is eligible to receive the benefits set forth in Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) above, the Company will have the option of retaining Employee as a consultant to the Company to provide consulting services to the Company during the Change of Control Severance Payment Period or such shorter period as the parties may mutually agree, subject to the Company and Employee mutually agreeing on the terms of any such consulting relationship. Nothing in this Section 4(a)(v) shall require Employee to perform consulting services or in any way affect Employee’s rights under this Agreement.

          (b) Termination outside the Change of Control Context. If the Employee’s employment with the Company is: (x) terminated either (1) as a result of an actual termination by the Company or its Successor other than for Cause or (2) Employee terminates his employment for Good Reason, and (y) (1) or (2) occur at any time that does not fall within the time period described in clauses (i) and (ii) of Section 4(a) above, then, subject to Employee’s executing a Separation Agreement, Employee shall be entitled to receive the following benefits:

               (i) Cash Severance Payment. Employee will be paid continuing payments of severance pay in an aggregate amount equal to the amount of base salary Employee would have been paid at Employee’s base salary rate, as then in effect, had Employee continued his employment with the Company through the twelve (12) month anniversary of such termination (the “Non-Change of Control Severance Payment Period”), and such aggregate amount will be paid ratably on a periodic basis through March 15 of the calendar year following the year of employment termination in accordance with the Company’s normal payroll policies; provided, however, that if during the Non-Change of Control Severance Payment Period Employee breaches the provisions of the Separation Agreement, all payments pursuant to this subsection will immediately cease.

               (ii) Continued Employee Benefits. Employee will receive Company-paid coverage during the Non-Change of Control Severance Payment Period for Employee and Employee’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during the Non-Change of Control Severance Payment Period Employee breaches the provisions of the Separation Agreement, all Company-paid coverage pursuant to this subsection will immediately cease.

               (iii) Other Benefits. Employee will (a) receive his earned but unpaid base salary through the date of termination of employment, (b) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (c) be entitled to any other compensation or benefits from the Company to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

               (iv) Consulting Agreement. In the event that Employee’s employment with the Company is terminated such that Employee is eligible to receive the benefits set forth in Sections 4(b)(i) and 4(b)(ii) above, the Company will have the option of retaining Employee as a consultant to the Company to provide consulting services to the Company during the Non-Change of Control Severance Payment Period or such shorter period as the parties may mutually agree, subject to the Company and Employee mutually agreeing on the terms of any such consulting relationship. Nothing in this Section 4(b)(iv) shall require Employee to perform consulting services or in any way affect Employee’s rights under this Agreement.

          (c) Other Terminations. If at any time Employee voluntarily terminates Employee’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason) or if the Company (or any parent or subsidiary of the Company employing Employee) terminates Employee’s employment with the Company (or any parent or subsidiary of the Company) for Cause, then Employee will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of Options or Restricted Stock) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

          (d) Termination due to Death or Disability. If Employee’s employment with the Company (or any parent or subsidiary of the Company) is terminated due to Employee’s death or Employee’s becoming Disabled, then Employee or Employee’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, “COBRA” coverage under Section 4980B of the Code).

          (e) Exclusive Remedy. In the event of a termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled (including any contrary provisions in any written formal employment agreement or offer letter between the Company and Employee (any such agreements, an “Employment Agreement”)), other than as provided under law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

     5. Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Agreement shall be either:

          (a) delivered in full; or

          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     6. Non-Solicitation. During the Change of Control Severance Payment Period or the Non-Change of Control Severance Period, as applicable, the Employee, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company; or (ii) directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company.

     7. Successors.

          (a) Company’s Successors. The rights and obligations of the Company under this Agreement will be binding upon and inure to the benefit of its successors, assigns, heirs, executors, administrators and transferees. A Successor to the Company shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

          (b) Employee’s Successors. The rights and obligations of the Employee under this Agreement will be binding upon and inure to the benefit of the successors, assigns, heirs, executors and administrators of the Employee. Notwithstanding the foregoing, the Employee may not assign, pledge or otherwise transfer his rights or obligations under this Agreement without the prior written consent of the Company.

     8. Notices.

          (a) General. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by first-class United States certified mail, return receipt requested, postage prepaid, or delivered in person, or delivered by overnight commercial messenger service, or by facsimile (with written confirmation of receipt). All notices shall be deemed delivered for purposes of this Agreement (i) when received, if delivered in person, (ii) when sent, if by facsimile (with confirmation of receipt), (iii) five (5) days after deposit in the U.S. mails, certified mail, return receipt requested, postage prepaid, (iv) one (1) business day after being sent via overnight commercial messenger service.

          (b) Notices. All notices to the Company shall be addressed to:

IRIDEX Corporation
Attn: Chief Executive Officer
1212 Terra Bella Avenue
Mountain View, California 94043
Phone: (650) 940-4700
Fax: (650) 940-4710

     In the case of the Employee, notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.

          (c) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or a termination of Employee’s employment with the Company by Employee for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the deemed delivery of such notice). The failure by the Company to include in the notice any fact or circumstance which contributes to a showing of Cause shall not preclude the Company from asserting such fact or circumstance. The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Arbitration.

          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or any agreements between Employee and the Company relating to stock or stock options, or any other aspect of the employment relationship, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction and the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Each party in any arbitration shall be responsible for his, her or its own legal fees and costs, with the costs of the arbitrator borne by the Company.

          (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) The Employee understands that nothing in this Section modifies the Employee’s at-will employment status. Either the Employee or the Company can terminate the employment relationship at any time and for any reason.

          (d) THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, OR ANY DISPUTE RELATED TO STOCK OPTIONS OR STOCK, TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     10. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) any Employment Agreement and the Prior Agreement. No future agreements between the Company and Employee may supersede this Agreement, unless they are in writing and specifically mention this Section 10(c).

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) No Representations. Employee represents that he has had the opportunity to consult with an attorney of his choice, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee further represents that he has not relied upon any representations or statements made by the Company or anyone else regarding his employment with the Company which are not specifically set forth in this Agreement.

          (g) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

IRIDEX CORPORATION:
By:	s/ Theodore A. Boutacoff
Theodore A. Boutacoff
President and Chief Executive Officer

EMPLOYEE:
/s/ Larry Tannenbaum
Larry Tannenbaum